As filed with the Securities and Exchange Commission on May 16, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________________

FORUM ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	61-1488595 (I.R.S. Employer Identification No.)

10344 Sam Houston Park Drive, Suite 300
Houston, Texas 77064
(Address of Principal Executive Offices, Zip Code)

Forum Energy Technologies, Inc. Second Amended and Restated 2016 Stock and Incentive Plan
(Full title of the plan)

John C. Ivascu
Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Forum Energy Technologies, Inc.
10344 Sam Houston Park Drive, Suite 300
Houston, Texas 77064
(281) 949-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Krista Hanvey
Gina Hancock
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, Texas 75201
(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by Forum Energy Technologies, Inc. (“Forum” or the “Registrant”) pursuant to General Instruction E to Form S-8, under the Securities Act of 1933, as amended, to register an additional 800,000 shares of common stock, par value $0.01 per share (“Common Stock”), issuable under the Forum Energy Technologies, Inc. Second Amended and Restated 2016 Stock and Incentive Plan (the “Plan”). At the recommendation of Forum’s Board of Directors, the Registrant’s stockholders approved the Third Amendment to the Plan on May 9, 2025, which increased the number of shares available for issuance under the Plan by 600,000 shares of Common Stock. This Registration Statement on Form S-8 relates to (i) the additional 600,000 shares of Common Stock authorized to be issued under the Plan and (ii) 200,000 shares of Common Stock that may become available for issuance under the Plan as a result of outstanding awards that, in whole or in part, are terminated, expire or are otherwise cancelled.
The information contained in the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission on August 16, 2016, May 16, 2019, June 18, 2020, May 13, 2022, and May 30, 2024 (SEC File Nos. 333-213158, 333-231525, 333-239257, 333-264934, and 333-279837), together with all exhibits filed therewith or incorporated therein by reference, are hereby incorporated by reference pursuant to General Instruction E to Form S-8, and the shares of Common Stock registered hereunder are in addition to the shares of Common Stock registered on such registration statements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.    Exhibits.

Exhibit No.	Exhibit Description

4.1
Third Amended and Restated Certificate of Incorporation of Forum Energy Technologies, Inc. dated March 28, 2011 (incorporated herein by reference to Exhibit 3.2 to Amendment No. 5 to the Registration Statement on Form S-1, filed on March 29, 2012).

4.2
Amendment to the Third Amended and Restated Certificate of Incorporation of Forum Energy Technologies, Inc., effective November 9, 2020 (incorporated herein by reference to Exhibit 3.1 on the Registrant’s Current Report on Form 8-K, filed on November 9, 2020).

4.3
Amendment to the Third Amended and Restated Certificate of Incorporation of Forum Energy Technologies, Inc., effective May 12, 2025 (incorporated herein by reference to Exhibit 3.1 on the Registrant’s Current Report on Form 8-K, filed on May 13, 2025).

4.4
Third Amended and Restated Bylaws of Forum Energy Technologies, Inc. dated May 12, 2023 (incorporated herein by reference to Exhibit 3.1 on the Registrant’s Current Report on Form 8-K, filed on May 17, 2023).

4.5	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 3 to the Registration Statement, filed on December 29, 2011).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1
Forum Energy Technologies, Inc. Second Amended and Restated 2016 Stock and Incentive Plan (As amended through May 9, 2025) (incorporated herein by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K, filed on May 13, 2025).

107.1*	Filing Fee Table.
____________
*Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 16th day of May, 2025.

FORUM ENERGY TECHNOLOGIES, INC.

By:	/s/ Neal A.Lux
Name:	Neal A. Lux
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints Neal A. Lux, D. Lyle Williams, Jr. and John C. Ivascu, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date
/s/ Neal A. Lux Neal A. Lux	President and Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2025
/s/ D. Lyle Williams, Jr. D. Lyle Williams, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 16, 2025
/s/ Katherine C. Keller Katherine C. Keller	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 16, 2025
/s/ Michael McShane Michael McShane	Chairman of the Board	May 16, 2025
/s/ Evelyn M. Angelle Evelyn M. Angelle	Director	May 16, 2025
/s/ Leslie A. Beyer Leslie A. Beyer	Director	May 16, 2025
/s/ John A. Carrig John A. Carrig	Director	May 16, 2025
/s/ Louis A. Raspino Louis A. Raspino	Director	May 16, 2025
/s/ Paul E. Rowsey III Paul E. Rowsey III	Director	May 16, 2025
5